Exhibit 10.6

                                                                                                                January 23, 2004

Mr. Thomas Gilman

4831 West Wickford

Bloomfield Hills, MI  48302

Dear Tom:

This letter agreement (“Agreement”) sets forth our agreement regarding your relinquishment of your duties as Senior Vice President and Chief Financial Officer of Asbury Automotive Group, Inc. (“Asbury”), and the terms of your continued employment with Asbury.

1.             Relinquishment.  You relinquished your duties as Senior Vice President and Chief Financial Officer of Asbury on September 15, 2003 (the “Relinquishment Date”).  As of the Relinquishment Date, you no longer serve as an officer or director of Asbury or any subsidiaries or affiliates of Asbury.  Upon Asbury’s request, you agree to sign and deliver resignation letters memorializing your resignations as an officer or director of Asbury and its subsidiaries or affiliates.

2.             Employment.  You will continue as an employee of Asbury from the Relinquishment Date until the earliest of: (a) April 30, 2004, (b) your death, or (c) your receipt of written notice of termination from Asbury.  Such notice may be given if you materially breach the terms and conditions of this Agreement, provided, however, if, in Asbury’s good faith judgment, such breach is capable of being cured, you will receive written notice and a period of seven days from the date of such notice in which to cure such breach before Asbury may terminate your employment (the “ Employment Period”).

3.             Salary.  Your salary during the Employment Period will be One Hundred Thousand Dollars ($100,000), payable in equal installments on Asbury’s regular payroll dates.  If you die prior to receiving the entire One Hundred Thousand Dollars ($100,000), Asbury will pay your heirs in a lump sum the remaining balance of the One Hundred Thousand Dollars ($100,000) that you have not previously received.

4.             Employment Duties.  During the Employment Period, you will make yourself generally available by telephone, e-mail and facsimile to Asbury for assistance on any matters as reasonably requested by Asbury, including, but not limited to, credit agreement and lender issues, Asbury’s Toyota lending relationship, Asbury’s real estate holdings and financing issues, CAP EX projects, and transition and continuity matters,  as well as to provide assistance in the pursuit or defense of any claims, investigations or litigation about which you may have knowledge.  You will also perform such other duties as reasonably specifically directed by either Kenneth B. Gilman or Gordon..  In carrying out your employment duties, you agree that in no event will you contact parties outside Asbury on Asbury business in the absence of specific written instructions from either Mr. Gilman or Mr. Smith   While performing your employment duties, you will not incur any business expenses on behalf of Asbury without Asbury’s prior written approval thereof.

5.             Termination of Severance Pay Agreement.  You and Asbury entered into an Agreement dated November 1, 2002 (the “Severance Pay Agreement”), setting forth the respective rights and obligations of each party in the event of termination of your employment.  The Severance Pay Agreement is hereby terminated and of no further force and effect.  You acknowledge that you are not entitled to any payments or benefits under the Severance Pay Agreement.

6.             Continuation of Certain Benefits.  You will continue to participate in health, dental, disability and life insurance in which you were participating on the Relinquishment Date until the earlier of: (a) September 14, 2004, and (b) your death (the “Benefit Termination Date”).  Your levels of contribution and coverage will remain the same as in effect on the Relinquishment Date, except for any changes that apply to Asbury corporate employees generally.  After the Benefit Termination Date, any such benefits to which you or your heirs may be entitled by law or the governing plan document for such benefits will continue for the time period and in the manner required by law or the governing plan document, as the case may be.  In addition, you may continue to participate in Asbury’s 401(k) plan during the Employment Period.

7.             Discontinuance of Certain Benefits.  Effective the Relinquishment Date, you are no longer eligible for participation in Asbury’s bonus plan or entitled to a car allowance, Asbury executive perquisites, or vacation accrual.

8.             Payments.  In consideration of your agreement to relinquish your duties as Senior Vice President and Chief Financial Officer of Asbury and the termination of the Severance Pay Agreement, upon execution and delivery to Asbury of this Agreement and the Release (as defined hereafter), you will be entitled to an aggregate amount of Four Hundred Thousand Dollars ($400,000) less applicable withholding and taxes, payable in equal installments on Asbury’s regular payroll dates over a twelve month period.  If you die prior to receiving all of these payments, Asbury agrees to pay the remaining balance of the payments in a lump sum to your heirs.

9.             Target Bonus.  In further consideration of your agreement to relinquish your duties as Senior Vice President and Chief Financial Officer of Asbury and the termination of the Severance Pay Agreement, upon expiration of the seven day revocation period in the Release, Asbury will promptly pay you a lump sum payment of $198,000 less applicable withholding and taxes, representing your prorated target bonus for 2003.

10.           Stock Options.  During the Employment Period, you will continue to hold your stock options, which will continue to vest during such period and become fully vested on the dates established in the applicable grant document(s) provided such vesting dates occur on or before the end of the Employment Period.  Any stock options not vested as of the end of the Employment Period will be forfeited.  In accordance with the applicable grant document(s), your vested options will be exercisable for a period of ninety (90) days  following the last day of the Employment Period, unless such period terminates due to your death, in which case, your vested options will be exercisable for a period of one year following your death.

11.           Release.  As a condition to receiving the benefits described in this Agreement, you agree to execute and deliver to Asbury the General Release (the “Release”) enclosed with this letter.  You have a minimum of twenty one days to consider the enclosed Release.  In accordance with the Older Worker Benefit Protection Act, I am required to advise you to consult with an attorney to the extent you desire regarding the terms of the Release.  As a further condition to receiving the benefits described in this Agreement, upon expiration of the Employment Period, you agree to execute and deliver to Asbury the Separation of Employment Agreement and General Release in the form attached hereto as Exhibit “A”.  Asbury agrees to execute and deliver the Release attached hereto as “Exhibit B”.

12.           Continuing Obligations.  You will continue to be bound by the terms of the Shareholders Agreement dated March 1, 2002 and the “lock-up agreement” you entered into with Goldman, Sachs & Co. dated March 18, 2002 until such agreements or specific provisions thereof are terminated in accordance with their terms.  Among other provisions, both of such  agreements restrict the sale of the Asbury stock you currently own as well as Asbury stock acquired in the open market or through the exercise of stock options.  Further, you agree not to disparage Asbury or otherwise take any actions to injure Asbury’s business, reputation or good will.

From and after the date of execution of this Agreement, Asbury agrees that its Chief Executive Officer, Senior Vice Presidents and Vice Presidents will not take any actions with the intent and effect of disparaging you.  For the purposes of this paragraph, an individual’s refusal to respond to any inquiries made by third parties about you, you employment with Asbury or the termination of that employment (other than to confirm dates of employment), shall not constitute an action which is intended to disparage you.

13.           Confidential Information Nondisclosure Provision.  During and after the Employment Period, you agree not to disclose to any person (other than to an employee or director of Asbury or any affiliate and except as may be required by law) and not to use to compete with Asbury or any affiliate any confidential or proprietary information, or data that is not in the public domain that was obtained by you while employed by Asbury with respect to Asbury or any affiliate or with respect to any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury or any affiliate (collectively, “Confidential Information”).  On or before expiration of the Employment Period, you will deliver to Asbury all documents and data of any nature pertaining to your work with Asbury and will not take any documents or data or any reproduction of any documents containing or pertaining to any Confidential Information.  You agree that in the event of your breach of this Paragraph 13, Asbury shall be entitled to inform all potential or new employers of the terms of this paragraph, and to cease payments and benefits that would otherwise be made under this Agreement, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to you under this Agreement.

14.           Non-Solicitation of Employees.  You agree that during the Employment Period and for a period of one year following final payment to you of the amounts set forth in Paragraph 8 above, you shall not directly or indirectly solicit for employment or employ any person who, at any time during the 12 months preceding the Relinquishment Date, is or was employed by Asbury or any affiliate, to terminate their employment relationship.  You agree that in the event of a breach by you of this Paragraph 14, Asbury shall be entitled to inform all potential or new employers of the terms of this paragraph, and to cease payments and benefits that would otherwise be made under this Agreement, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to you under this Agreement.

                15.  Covenant Not to Compete.  You agree that during the Employment Period, and until the date specified herein for receipt of the final payment to you of the amounts set forth in Paragraph 8 above, you shall not directly or indirectly engage in or participate in, represent or be connected with in any way, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly-traded corporation) or otherwise, any activities on behalf of AutoNation, Sonic, Lithia, United Auto Group, Group 1, or any other publicly-traded automotive consolidator.  If requested in writing by Asbury, you shall disclose in writing to Asbury the name, address and type of business conducted by any proposed new employer.  You agree that in the event of a breach by you of this Paragraph 15, Asbury shall be entitled to inform all potential or new employers of the terms of this paragraph, and to cease payments and benefits that would otherwise be made under this Agreement, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to you under this Agreement

16.           Indemnification. Your rights to indemnification shall continue to be governed by the Indemnification Agreement dated as of March 10, 2003 and you shall continue to be covered by Asbury’s Directors’ and Officers’  Insurance.

This Agreement and the Release constitute the entire agreement between you and Asbury with respect to your relinquishment of your duties as Senior Vice President and Chief Financial Officer of Asbury and your employment relationship with Asbury.

If you have any questions regarding this Agreement, please contact Phil Johnson, Asbury Vice President, Human Resources..  Otherwise, if you accept the terms and conditions of this Agreement, please countersign the extra copy of this Agreement which is enclosed and return it to Mr. Johnson, along with the signed Release.  This Agreement and the Release must be delivered to me no later than the 22nd day after the date hereof.

Sincerely,

Kenneth B. Gilman
President and CEO
Asbury Automotive Group, Inc.

                I HEREBY ACCEPT AND APPROVE of the terms and conditions of this Agreement and intending to be legally bound, execute and deliver this Agreement this 1st day of February, 2004.

Witness:

/s/ THOMAS F. GILMAN
Print Name:	THOMAS F. GILMAN

GENERAL RELEASE

1.             Thomas F. Gilman, for and in consideration of the payments and undertakings of Asbury Automotive Group, Inc. set forth in the letter from Kenneth B. Gilman dated January 23, 2004 (the “Letter Agreement”), do hereby REMISE, RELEASE AND FOREVER DISCHARGE Asbury Automotive Group, Inc., its officers, directors, shareholders, affiliates, and its and their respective employees, agents, successors and assigns, heirs, representatives, executors, and administrators (hereinafter all referred to as “Asbury”), from all causes of action, suits, debts, claims, and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors, or administrators may have, whether known or unknown, by reason of any matter, cause or thing whatsoever, from the beginning of my employment with Asbury to the date of this General Release (“Agreement”), and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment as Senior Vice President and Chief Financial Officer of Asbury, my relinquishment of my duties as Senior Vice President and Chief Financial Officer of Asbury, and the terms and conditions of that relinquishment, including, but not limited, any claims arising under the Age Discrimination in Employment Act, as amended.

2.             I agree and covenant that I will not institute any proceedings in a court of law seeking legal or equitable relief involving any matter arising out of my employment as Senior Vice President and Chief Financial Officer of Asbury, my relinquishment of my duties as Senior Vice President and Chief Financial Officer of Asbury, and the terms and conditions of that relinquishment, (other than an action to enforce the terms of the Letter Agreement and the plans referenced therein and the Release) including, but not limited, any claims arising under the Age Discrimination in Employment Act, as amended.

3.             I acknowledge that I remain bound by certain obligations as contained in the Letter Agreement and herein.  I understand and agree that any violation of these obligations will be deemed to be a material breach of the Letter Agreement and this Agreement, and in such event Asbury shall have the right to terminate any payments or benefits remaining under the Letter Agreement and to  seek recovery of any payments or benefits made prior to discovery of the breach. . Asbury acknowledges that I may bring an action to enforce the terms of the Letter Agreement and the plans referenced therein and the Release.

4.             I certify and acknowledge as follows:

a.             That I have read the terms of this Agreement, and that I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE Asbury from any legal action arising out of my employment as Senior Vice President and Chief Financial Officer of Asbury, my relinquishment of my duties as Senior Vice President and Chief Financial Officer of Asbury, and the terms and conditions of that relinquishment, (other than an action to enforce the terms of the Letter Agreement and the plans referenced therein and the Release) including, but not limited, any claims arising under the Age Discrimination in Employment Act, as amended;

b.             That I have signed this Agreement voluntarily and knowingly in exchange for the consideration described in the Letter Agreement, which I acknowledge is adequate and satisfactory to me;

c.             That the payments, benefits, promises and undertakings set forth in the Letter Agreement exceed and are greater than the payments and benefits, if any, to which I would have been entitled upon termination of my employment as Senior Vice President and Chief Financial Officer of Asbury had I not executed the Letter Agreement  and this Agreement;

d.             That I have been advised in writing to consult with an attorney concerning this Agreement;

e.             That Asbury has provided me with a period of at least twenty-one (21) days in which to consider this Agreement, and that I have signed on the date indicated below after concluding that this Agreement is satisfactory to me; and

f.              That neither Asbury nor any of its agents, representatives, employees, or attorneys, have made any representations to me construing the terms or effects of this Agreement other than those contained in this Agreement.

5.             This Agreement may be revoked in writing by Asbury or me within seven (7) days after execution, and shall not become effective or enforceable until such revocation period expires.  I understand and agree that in the event I wish to revoke this Agreement, notice of such revocation must be delivered, before 5 p.m. local time on the seventh day following my execution of this Agreement, to Asbury Automotive Group, Inc., Attn: Vice President, Human Resources, 3 Landmark Square, Suite 500, Stamford, CT 06901.

IN WITNESS WHEREOF, and intending to be legally bound hereby, I hereby execute this General Release this 1st day of February, 2004.

Witness:

/s/ THOMAS F. GILMAN
Print Name:	Thomas F. Gilman

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EXHIBIT “A”

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

1.             I, Thomas F. Gilman, for and in consideration of the payments and undertakings of Asbury Automotive Group, Inc. set forth in the letter from Kenneth B. Gilman dated January 23, 2004 (the “Letter Agreement”), do hereby REMISE, RELEASE AND FOREVER DISCHARGE Asbury Automotive Group, Inc., its officers, directors, shareholders, affiliates, and its and their respective employees, agents, successors and assigns, heirs, representatives, executors, and administrators (hereinafter all referred to as “Asbury”), from all causes of action, suits, debts, claims, and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors, or administrators may have, whether known or unknown, by reason of any matter, cause or thing whatsoever, from the beginning of my employment with Asbury to the date of this Separation of Employment Agreement and General Release (“Agreement”), and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Asbury, the termination of that relationship, and the terms and conditions of that employment relationship, including, but not limited, any claims arising under the Age Discrimination in Employment Act, as amended.

2.             I agree and covenant that I will not institute any proceedings in a court of law seeking legal or equitable relief involving any matter arising out of my employment relationship with Asbury, the termination of that relationship, the terms and conditions of that employment relationship (other than an action to enforce the terms of the Letter Agreement and the plans referenced therein and the Release) including, but not limited, any claims arising under the Age Discrimination in Employment Act, as amended.

3.             I agree and recognize that my employment relationship with Asbury has been permanently and irrevocably severed, and that Asbury has no obligation, contractual or otherwise, to employ or appoint me in the future.

4.             I acknowledge that I remain bound by certain obligations as contained in the Letter Agreement and herein.  I understand and agree that any violation of these obligations will be deemed to be a material breach of the Letter Agreement and this Agreement, and in such event Asbury shall have the right to terminate any payments of benefits remaining under the Letter Agreement and to seek recovery of any payments or benefits made prior to discovery of the breach. Asbury acknowledges that I may bring an action to enforce the terms of the Letter Agreement and the plans referenced therein and the Release.

5              I certify and acknowledge as follows:

a.             That I have read the terms of this Agreement, and that I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE Asbury from any legal action arising out of my employment relationship with Asbury, the termination of that relationship, the terms and conditions of that employment relationship, including, but not limited, any claims arising under the Age Discrimination in Employment Act, as amended;

b.             That I have signed this Agreement voluntarily and knowingly in exchange for the consideration described in the Letter Agreement, which I acknowledge is adequate and satisfactory to me;

c.             That the payments, benefits, promises and undertakings set forth in the Letter Agreement exceed and are greater than the payments and benefits, if any, to which I would have been entitled upon resignation or termination of my employment with Asbury had I not executed the Letter Agreement and this Agreement;

d.             That I have been advised in writing to consult with an attorney concerning this Agreement;

e.             That Asbury has provided me with a period of at least twenty-one (21) days in which to consider this Agreement, and that I have signed on the date indicated below after concluding that this Agreement is satisfactory to me; and

f.              That neither Asbury nor any of its agents, representatives, employees, or attorneys, have made any representations to me construing the terms or effects of this Agreement other than those contained in this Agreement.

6.             This Agreement may be revoked in writing by Asbury or me within seven (7) days after execution, and shall not become effective or enforceable until such revocation period expires.  I understand and agree that in the event I wish to revoke this Agreement, notice of such revocation must be delivered, before 5 p.m. local time on the seventh day following my execution of this Agreement, to Asbury Automotive Group, Inc., Attn: Vice President, Human Resources, 3 Landmark Square, Suite 500, Stamford, CT 06901.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, I hereby execute the foregoing Separation of Employment Agreement and General Release this 1st day of February, 2004.

Witness:

/s/ THOMAS F. GILMAN
Print Name:	Thomas F. Gilman

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EXHIBIT B

GENERAL RELEASE

1.             Asbury Automotive Group, Inc. (“Asbury”), for and in consideration of the undertakings of Thomas F. Gilman set forth in the General Release dated January ___, 2004 and the Separation of Employment Agreement and General Release to be executed on May 1, 2004 (the “Releases”), does hereby REMISE, RELEASE AND FOREVER DISCHARGE Thomas F. Gilman and his heirs, successors, representatives, executors, administrators and assigns (hereinafter referred to as “Gilman”), from all causes of action, suits, debts, claims, and demands whatsoever in law or in equity which are “known to senior management of Asbury” on the date hereof or which, with the exercise of reasonable due diligence by such senior management could have been known to Asbury on the date hereof , by reason of any matter, cause or thing whatsoever, from the beginning of Gilman’s employment with Asbury to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Gilman’s employment as Senior Vice President and Chief Financial Officer of Asbury, his relinquishment of duties as Senior Vice President and Chief Financial Officer of Asbury, and the terms and conditions of that relinquishment (“Released Claims”). As used in this paragraph 1, “known to senior management of Asbury” shall mean actual knowledge of any officer of Asbury or any chief executive officer or chief financial officer of any subsidiary of Asbury.

2.             Asbury agrees and covenants that it will not institute any proceedings in a court of law seeking legal or equitable relief involving any Released Claims.

IN WITNESS WHEREOF, and intending to be legally bound this General Release is hereby executed this        day of                    , 2004.

Witness:

ASBURY AUTOMOTIVE GROUP, INC.

By

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